SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

VIRYANET LTD.

(Exact Name of Registrant as Specified in Its Charter)

ISRAEL	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

VIRYANET LTD.

8 HAMARPE STREET, HAR HOTZVIM

P.O. BOX 45041

JERUSALEM 91450, ISRAEL

(972) 2-584-1000

(Address of Principal Executive Offices) (Zip Code)

2005 Israeli Share Option And Restricted Share Plan and

2005 International Share Option And Restricted Share Plan

(Full Title of the Plan)

VIRYANET, INC.

2 WILLOW STREET

SOUTHBOROUGH, MA 01745-1027

(Name and Address of Agent For Service)

(508) 490-8600

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	(1) AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM (2) OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Ordinary Shares, par value NIS 5.0	282,066	$2.38	$671,318	$20.61
TOTAL:	282,066	$2.38	$671,318	$20.61

(1)	This registration statement on Form S-8 covers an aggregate of 282,066 Ordinary Shares, par value NIS 5.0 per share of ViryaNet Ltd. available for issuance under the 2005 Israeli Share Option and Restricted Share Plan and 2005 International Share Option and Restricted Share Plan (the “2005 PLAN”). This registration statement shall also cover such indeterminate number of Ordinary Shares as may be issued to prevent dilution resulting from stock dividends, stock splits, recapitalization or any other similar transaction effected without the registrant’s receipt of consideration, which transactions results in an increase in the number of outstanding Ordinary Shares of the registrant, in accordance with Rule 416(a) under the Securities Act of 1933, as amended.
(2)	Estimated pursuant to Rules 457(c) and (h) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices of the Ordinary Shares on the Over-the-Counter Market on September 21, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The documents containing information specified in this Item 1 will be sent or given to employees, directors and others who participate in the 2005 PLAN as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2.	Registrant Information and Employee Plan Annual Information

The documents containing information specified in this Item 2 will be sent or given to employees, directors and others who participate in the Plans as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed or furnished by the Company with the Commission are incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 20-F for the fiscal year ended on December 31, 2006 (SEC File No. 000-31513) filed with the Commission on August 29, 2007;

(b)	The description of our Ordinary Shares set forth in the prospectus dated September 19, 2000 and contained in the Company’s Registration Statement on Form F-1 (SEC File No. 333-42158) filed with the Commission on September 19, 2000, including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, unless otherwise stated herein, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act (except for certifications pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes Oxley Act) and to the extent, if at all, designated therein, certain reports on Form 6-K furnished by us prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Exemption of Office Holders

Under the Israeli Companies Law, 5759-1999, referred to as the Companies Law, an Israeli company may not exempt an officer or director (a “Office Holder”) from liability with respect to a breach of his or her duty of loyalty, but may exempt in advance an Office Holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care.

Office Holder Insurance

The Company’s Articles of Association provide that the Company may carry a directors’ and officers’ liability insurance policy, which shall provide for payment of certain liability claims and the related expenses of the Company’s directors and officers in connection with threatened, pending, or completed actions, suits or proceedings against them in their capacities as directors and officers, in accordance with the Companies Law, with respect to:

•	a breach of his or her duty of care to the Company or to another person;

•

a breach of his or her duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;

•	A financial liability imposed on such Office Holder in favor of another person.

Indemnification of Office Holders

In accordance with Section 260 of the Companies Law, the Company’s Articles of Association provide that the Company may indemnify an Office Holder in respect of:

•

A liability or expense that may be imposed on such Office Holder (due to an act performed by him in his capacity as an Office Holder) that arises from those types of events which the board deems to be foreseeable, and limited to those amounts determined by the Board to be reasonable under the circumstances; or

•	That arises from an event that took place prior to the Company’s giving such indemnity;

•	The aforementioned liability and expense referred to in this paragraph, are as follows:

A financial liability imposed on an Office Holder in favor of another person by a court judgment, including a compromise judgment given as a result of a settlement or an arbitrator’s award, which has been confirmed by a court;

Reasonable litigation expenses, including attorneys’ fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings instituted against him by the Company or in its name or by any other person or in a criminal charge from which he was acquitted or in a criminal charge in which he was convicted for a criminal offense that does not require proof of criminal thought (as such term is defined by the Penal Law, 5737-1977).

The Companies Law provides that a company may exempt an Office Holder prospectively from liability, in whole or in part, for damage resulting from a breach of his or her duty of care towards the company, if its articles of association so provide.

Limitations on Insurance and Indemnification

The Companies Law provides that a company may not indemnify an Office Holder nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of any of the following:

•	a breach by the Office Holder of his or her duty of loyalty, unless the Office Holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the Office Holder of his or her duty of care, if the breach was done intentionally or recklessly;

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine levied against the Office Holder as a result of a criminal offense.

Under the Companies Law, the shareholders of a company may include in the company’s articles of association each of the following provisions:

•

a provision authorizing the company to grant in advance an undertaking to indemnify an Office Holder, provided that the undertaking is limited to specified classes of events which the board of directors deems foreseeable at the time of grant and is limited to an amount determined by the board of directors to be reasonable under the circumstances; or

•	a provision authorizing the company to retroactively indemnify an Office Holder.

•

In addition, under the Companies Law, indemnification of, and procurement of insurance coverage for, the Company’s Office Holders must be approved by the Company’s audit committee and board of directors and, in specified circumstances, by the Company’s shareholders.

The Company’s shareholders have approved the indemnification of its directors to the maximum extent permitted by the Companies Law and exculpation of the directors from all liability for damage resulting from any director’s breach of care towards the Company, pursuant to the provisions of the Company’s Articles of Association. The Company has also acquired directors’ and officers’ liability insurance covering the Company’s Office Holders for certain claims.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description
4.1	ViryaNet Ltd. 2005 Israeli Share Option And Restricted Share Plan (incorporated by reference to Exhibit 4(c)(7) to the registrant’s Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Commission on June 30, 2006).

4.2	ViryaNet Ltd. 2005 International Share Option And Restricted Share Plan (incorporated by reference to Exhibit 4(c)(8) to the registrant’s Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Commission on June 30, 2006).

5.1	Opinion of Meitar Liquornik Geva & Leshem Brandwein

23.1	Consent of Kost Forer Gabbay & Kasierer, Independent Registered Public Accounting Firm.

23.2	Consent of Nexia ASR, Independent Registered Public Accounting Firm.

23.3	Consent of Meitar Liquornik Geva & Leshem Brandwein (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page).

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post effective amendment by the foregoing paragraphs is contained in periodic reports, filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Jerusalem, State of Israel, on this 24th day of September, 2007.

ViryaNet Ltd.

By:	/s/ Menahem Ish-Shalom
Name:	Menahem Ish-Shalom
Title:	President and Chief Executive Officer

By:	/s/ Albert A. Gabrielli
Name:	Albert A. Gabrielli
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Menahem Ish-Shalom and Albert A. Gabrielli, and each of them, as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Samuel I. HaCohen	Executive Chairman of	September 24, 2007
Samuel I. HaCohen	the Board of Directors

/s/ Menahem Ish-Shalom	President and Chief	September 24, 2007
Menahem Ish-Shalom	Executive Officer

/s/ Albert A. Gabrielli	Chief Financial Officer	September 24, 2007
Albert A. Gabrielli

/s/ Lior Bregman	Director	September 24, 2007
Lior Bregman

/s/ Ronit Lerner	Director	September 24, 2007
Ronit Lerner

/s/ Vladimir Morgenstern	Director	September 24, 2007
Vladimir Morgenstern

/s/ Manuel Sanchez Ortega	Director	September 24, 2007
Manuel Sanchez Ortega

/s/ Arie Ovadia	Director	September 24, 2007
Arie Ovadia

Authorized Representative in the United States: ViryaNet, Inc.

By:	/s/ Memy Ish-Shalom
Name:	Memy Ish-Shalom
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	ViryaNet Ltd. 2005 Israeli Share Option And Restricted Share Plan (incorporated by reference to Exhibit 4(c)(7) to the registrant’s Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Commission on June 30, 2006).

4.2	ViryaNet Ltd. 2005 International Share Option And Restricted Share Plan (incorporated by reference to Exhibit 4(c)(8) to the registrant’s Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Commission on June 30, 2006).

5.1	Opinion of Meitar Liquornik Geva & Leshem Brandwein

23.1	Consent of Kost Forer Gabbay & Kasierer, Independent Registered Public Accounting Firm.

23.2	Consent of Nexia ASR, Independent Registered Public Accounting Firm.

23.3	Consent of Meitar Liquornik Geva & Leshem Brandwein (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page).